FOR IMMEDIATE RELEASE

COLUMBIA LABORATORIES REPORTS
SECOND QUARTER 2010 FINANCIAL RESULTS

Management will host Conference Call at 11:00 AM ET Today

LIVINGSTON, NJ — August 5, 2010 — Columbia Laboratories, Inc. (Nasdaq: CBRX) today announced financial results for the three- and six-month periods ended June 30, 2010.  Key financial results for the quarter and subsequent events include:
  Net revenues increased 13% to $9.4 million in the second quarter of 2010 compared to $8.4 million in the second quarter of 2009.
  Net revenues from U.S. progesterone products increased 41% over the second quarter of 2009 on a 44% volume increase.
  Net revenues from Merck Serono for international sales of CRINONE® 8% (progesterone gel) increased 62% over the second quarter of 2009 on a 50% volume increase.
  Total progesterone net revenues increased 48% over the second quarter of 2009 on a 49% volume increase.
  License and supply agreement with Merck Serono renewed for an additional five years.
  Enrollment completed in the PREGNANT Study of PROCHIEVE® 8% to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy.
  The sale of substantially all of our progesterone assets and 11.2 million shares of Common Stock to Watson Pharmaceuticals closed on July 2, 2010.  A majority of our U.S. sales and marketing operation transferred to Watson.
  All debt was retired on July 2, 2010.

“Our progesterone business grew nicely in the second quarter and first half of 2010,” said Frank C. Condella, Jr., Columbia’s president and chief executive officer.  “With the close of the Watson Transactions in early July, Columbia's future profit outlook is greatly improved.  We are debt free with over $25 million in cash, significantly reduced operating costs, and royalty revenues from a growing product coming from both Watson and Merck Serono going forward.

“Our focus now is completing the PREGNANT Study.  We eagerly anticipate reporting top-line results of this pivotal Phase III clinical trial, and expect to do so before the end of December.  Positive data would trigger a $6 or $8 million milestone payment from Watson and pave the way for an NDA filing in the first half of 2011,” concluded Condella.

Second Quarter Financial Results

Net revenues for the second quarter of 2010 were $9.4 million, compared to $8.4 million for the second quarter of 2009.

Net revenues from progesterone products were $8.4 million in the second quarter of 2010 compared with $5.7 million in the second quarter of 2009, a 48% increase.
  Net revenues from U.S. progesterone products increased 41% on a 44% volume increase.  Domestic CRINONE net sales increased by 59% as a result of a 62% volume increase despite an increase in sales returns reserves.
  Net revenues from CRINONE sold in foreign markets increased by 62% on a 50% volume increase.
As expected, net revenues from other products were $1.0 million in the second quarter of 2010 as compared with $2.7 million in the second quarter of 2009.  $1.4 million of this decrease was due to the expiration in October 2009 of Columbia's contract with Lil' Drug Store Products, Inc. for the OTC products, RepHresh® and Replens®.  In addition, STRIANT® (testosterone buccal system) net revenues were $0.2 million lower in the 2010 period.

Gross profit margin increased from 72% to 78% reflecting the shift in product mix toward higher-margin progesterone products and a stronger dollar, which reduced our third-party overseas contract manufacturing costs.

Total operating expenses were $10.2 million in the second quarter of 2010, a 12% increase compared to $9.1 million in the prior year period.

•	Selling and distribution expenses decreased to $2.7 million in the second quarter of 2010 compared to $3.1 million in the second quarter of 2009 primarily due to lower marketing expenses.

•
General and administrative costs increased to $4.0 million in the second quarter of 2010 compared to $3.1 million in the same period a year ago due to $1.0 million in Watson transaction costs and an incremental $0.4 million in severance expense offset, in part, by lower consulting costs.

•
Research and development costs increased to $2.2 million in the second quarter of 2010 compared to $1.7 million in the second quarter of 2009 driven by higher costs of the PREGNANT Study, which culminated in completion of enrollment in the 2010 quarter.

•	The Company amortized $1.3 million of the acquisition cost for the U.S. license rights to CRINONE in the second quarters of both 2010 and 2009.

Other income and expense for the second quarter of 2010 was a net expense of $1.4 million versus a net expense of $2.2 million in the second quarter of 2009 reflecting primarily the reduction in the non-cash charge for the derivative embedded in the convertible notes retired subsequent to the 2010 quarter end. Interest expense also increased from $2.2 million last year to $2.5 million in 2010 for the non-cash interest costs associated with the convertible notes and PharmaBio debt.

As a result, the Company reported a net loss of $4.2 million, or $(0.06) per basic and diluted share, for the second quarter of 2010 as compared to a net loss of $5.2 million, or $(0.10) per basic and diluted share, for the second quarter of 2009.

As of June 30, 2010, Columbia had cash and cash equivalents of $24.9 million. This compares to cash and cash equivalents of $14.8 million at December 31, 2009 and $11.3 million at March 31, 2010. The increase in cash in the second quarter reflects the $15 million loan advanced to us by Watson on June 1, 2010, offset by cash use of approximately $1.4 million in the second quarter. Cash used in the first half of 2010 was $4.9 million, or $1.1 million better than projected. The Watson loan was forgiven with the closing of the Watson transaction on July 2, 2010 as described below.

Financial Outlook
With the closing of the Watson transaction, the Company emerges with over $25 million in cash, no debt, and 84.2 million shares outstanding. We expect our cash balance at December 31, 2010, to be approximately $23 million. Under our agreement with Watson, we are committed to spend up to $7 million to complete the PREGNANT Study and file the NDA. Through June 2010, we have spent $3.1 million. Regardless of the study outcome, the Company expects to be cash flow neutral in 2011. However, with a successful PREGNANT Study, we expect to turn the corner to profitability and to begin to realize the benefits of tax-sheltered income through our significant net operating loss carryforwards.

Subsequent Material Events
On July 1, 2010, Columbia's stockholders approved the sale of substantially all of Columbia's progesterone related assets to Watson Pharmaceuticals, and voted to increase the number of authorized shares of Columbia's common stock, $0.01 par value per share, from 100,000,000 to 150,000,000.

On July 2, 2010, Columbia closed the sale of substantially all of its progesterone related assets and 11.2 million shares of Common Stock to Watson Pharmaceuticals.  Columbia's business now consists of its royalty and manufacturing revenues, potential milestone payments, its collaboration with Watson on the development of next-generation progesterone products, and its novel bioadhesive drug delivery technologies and other products.

At the closing, Columbia received from Watson $47 million in cash. In addition, Watson forgave all principal and accrued interest on the $15 million subordinated term loan dated June 1, 2010. Columbia will receive from Watson royalties of 10 to 20 percent of annual net sales of certain progesterone products. The Company is also eligible for additional amounts of up to $45.5 million based on success milestones in the potential preterm birth indication. Watson will fund the development of second-generation vaginal progesterone products as part of a comprehensive life-cycle management strategy.

Columbia retains certain assets and rights to its progesterone business, including all rights necessary to perform its obligations under its agreement with Merck Serono S.A. Merck Serono holds marketing rights to and makes payments to Columbia related to CRINONE sales in all countries outside the United States.

On July 2, 2010, Columbia used approximately $16 million of the initial proceeds of the Watson Transaction to pre-pay the balance of the minimum royalty payments due in November 2010 to PharmaBio Development, and $26 million, together with stock and warrants, to pre-pay 100% of the $40 million in convertible notes due December 31, 2011. These transactions rendered Columbia debt-free, with over $25 million in cash and approximately 84 million shares of Common Stock outstanding.

On July 8, 2010, the Company's Board of Directors appointed G. Frederick Wilkinson, Executive Vice President, Global Brands, of Watson Pharmaceuticals, Inc., as a director of the Company.  Mr. Wilkinson was nominated by Watson pursuant to the Watson Agreement.

Quarterly Conference Call
As previously announced, Columbia will hold a conference call to discuss financial results for the second quarter of 2010 on August 5, 2010.  Investors and other interested parties may access the conference call as follows:

Date:	Thursday, August 5, 2010
Time:	11:00am EDT
Dial-in numbers:	(877) 303-9483 (U.S. & Canada) or (760) 666-3584
Live webcast:	www.columbialabs.com, under the "Investors" tab

The teleconference replay will be available after the transcript of the conference call is filed with the Securities and Exchange Commission through Thursday, August 12, 2010, at (800) 642-1687 (U.S. & Canada) or (706) 645-9291. The conference ID for the replay is 90962518. The archived webcast will be available for one year on the Company’s investor website, www.cbrxir.com, under "Events."

About Columbia Laboratories
Columbia Laboratories, Inc. is focused on developing products that utilize its novel bioadhesive drug delivery technologies to optimize drug delivery in a controlled, sustained manner. The Company's strategy is to fund new development projects through proof of concept, then partner for later-stage clinical development and commercialization. CRINONE® 8% (progesterone gel) is marketed by Watson Pharmaceuticals in the United States and by Merck Serono in foreign countries.

Columbia is conducting a randomized, double-blind, placebo controlled Phase III clinical program, called the PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study, to evaluate the safety and efficacy of PROCHIEVE 8% (progesterone gel) to reduce the risk of preterm birth in women with a cervical length between 1.0 and 2.0 centimeters as measured by transvaginal ultrasound at mid-pregnancy. The primary endpoint of this study is a reduction in the incidence of preterm birth at less than or equal to 32 weeks gestation vs. placebo. The Company expects study results around the end of the year.

Columbia's press releases and other company information are available online at columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “anticipates,” “potential,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® by Watson Pharmaceuticals, Inc., in the United States; the successful marketing of CRINONE by Merck Serono outside the United States; the timely and successful completion of the ongoing Phase III PREGNANT (PROCHIEVE® Extending Gestation A New Therapy) Study of PROCHIEVE 8% to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy; successful development of a next-generation vaginal progesterone product; success in obtaining acceptance and approval of new products and new indications for current products by the United States Food and Drug Administration and international regulatory agencies; the impact of competitive products and pricing; the timely and successful negotiation of partnerships or other transactions; the strength of the United States dollar relative to international currencies, particularly the euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the SEC. Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein.

STRIANT® is a registered trademark of Columbia Laboratories, Inc.

CRINONE® and PROCHIEVE® are registered trademarks of Watson Pharmaceuticals, Inc.

RepHresh® and Replens® are registered trademarks of Lil’ Drug Store Products, Inc.

Contact
Lawrence A. Gyenes	Seth Lewis
Senior Vice President, Chief Financial Officer & Treasurer	Vice President
Columbia Laboratories, Inc.	The Trout Group LLC
(973) 486-8860	(646) 378-2952

Financial Tables Follow

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

NET REVENUES	$16,621,984	$15,744,891	$9,449,085	$8,423,704

COST OF REVENUES	3,262,235	4,119,369	2,085,656	2,339,351
Gross profit	13,359,749	11,625,522	7,363,429	6,084,353

OPERATING EXPENSES:
Selling and distribution	5,956,631	5,902,367	2,706,312	3,109,131
General and administrative	8,111,718	5,560,999	3,985,400	3,072,446
Research and development	4,575,135	3,947,372	2,233,317	1,701,987
Amortization of licensing right	2,522,364	2,522,364	1,261,182	1,261,182
Total operating expenses	21,165,848	17,933,102	10,186,211	9,144,746

Loss from operations	(7,806,099)	(6,307,580)	(2,822,782)	(3,060,393)

OTHER INCOME (EXPENSES):
Interest income	2,209	28,744	589	9,547
Interest expense	(4,820,092)	(4,205,335)	(2,517,298)	(2,157,234)
Change in fair value of derivative	(4,829,036)	-	1,019,114	-
Other, net	(17,660)	(73,127)	93,025	(32,581)
Total other expenses	(9,664,579)	(4,249,718)	(1,404,570)	(2,180,268)

Loss before taxes	(17,470,678)	(10,557,298)	(4,227,352)	(5,240,661)
State income taxes	(2,200)	(16,930)	-	-
NET LOSS	$(17,472,878)	$(10,574,228)	$(4,227,352)	$(5,240,661)

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.27)	$(0.19)	$(0.06)	$(0.10)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING:
Basic and diluted	65,385,125	54,367,610	65,381,371	54,437,754

 COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents of which $8,211,306 in 2010 and $12,225,732 in 2009 is interest bearing	$24,878,162	$14,757,615
Accounts receivable, net of allowances for doubtful accounts of $100,000 in 2010 and 2009, respectively	4,239,934	4,262,851
Inventories	3,030,217	2,532,722
Prepaid expenses and other current assets	670,679	1,097,525
Total current assets	32,818,992	22,650,713

Property and equipment, net	590,655	691,479
Intangible assets - net	16,247,968	18,770,332
Other assets	1,221,593	1,644,695

TOTAL ASSETS	$50,879,208	$43,757,219

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
Current portion of financing agreements	$-	$144,897
Accounts payable	2,681,586	3,662,091
Accrued expenses	6,498,806	4,588,088
Derivative embedded within convertible notes, fair value	4,829,036	-
Total current liabilities	14,009,428	8,395,076

Notes payable	34,558,425	32,965,863
Deferred revenue	296,183	328,367
Long-term portion of financing agreements	31,466,525	15,234,406
Long-term accrued interest	50,000	-
TOTAL LIABILITIES	80,380,561	56,923,712

COMMITMENTS AND CONTINGENCIES

Contingently Redeemable Series C Preferred Stock, 600 shares issued and outstanding in 2010 and 2009, respectively (liquidation preference of $600,000)	600,000	600,000

SHAREHOLDERS' DEFICIT:
Preferred stock, $.01 par value;1,000,000 shares authorized
Series B Convertible Preferred Stock, 130 shares issued and outstanding (liquidation preference of $13,000)	1	1
Series E Convertible Preferred Stock, 59,000 shares issued and outstanding (liquidation preference of $5,900,000)	590	590
Common Stock $.01 par value; 100,000,000 shares authorized; 65,715,056 and 65,761,986 shares issued in 2010 and 2009, respectively	657,150	657,619
Capital in excess of par value	243,828,074	242,637,646
Less cost of 155,305 and 131,935 treasury shares in 2010 and 2009, respectively	(309,243)	(280,813)
Accumulated deficit	(274,452,141)	(256,979,263)
Accumulated other comprehensive income	174,216	197,727
Shareholders' deficit	(30,101,353)	(13,766,493)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$50,879,208	$43,757,219